EXHIBIT 99.1

OXiGENE Announces Agreement With FDA on Special Protocol Assessment for a Phase 3 Trial of ZYBRESTAT(R) in Anaplastic Thyroid Cancer

SOUTH SAN FRANCISCO, Calif., Sept. 17, 2012 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced that it has come to agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for its Phase 3 clinical trial (FACT 2) of ZYBRESTAT for the treatment of anaplastic thyroid cancer (ATC). The FACT 2 study is designed as a randomized, placebo-controlled, double-blinded study of 300 subjects randomized 1:1 to receive carboplatin and paclitaxel plus fosbretabulin versus carboplatin and paclitaxel plus placebo. The primary endpoint of the study will be to compare the median overall survival between the two arms.

Commented Peter J. Langecker, M.D., Ph.D., President and Chief Executive Officer: "We appreciate the FDA's granting of the SPA for the pivotal FACT 2 trial of ZYBRESTAT in patients with anaplastic thyroid cancer. ATC is a tough disease – tough for patients who are faced with dire prospects, tough for doctors who have very little to offer in terms of therapy to their patients, tough for the company trying to develop a novel treatment and even tough for regulators who see the need but who also have to see certain criteria met to be able to approve a drug. We want to thank the agency for their very thoughtful and constructive process.

"ATC is the indication for which we have the most compelling data, suggesting an overall survival benefit for patients who receive ZYBRESTAT along with carboplatin and paclitaxel chemotherapy and that is the reason for our continued pursuit of this indication. ATC is a very rare tumor from which most patients die within few months of initial diagnosis, and thus represents a significant unmet medical need. We are hopeful that the receipt of the SPA will strengthen our ability to obtain funding to conduct the FACT 2 study, either through financing or partnering. We believe that vascular disrupting agents can make a valuable contribution to anticancer therapeutic regimens, and we look forward to advancing our VDA programs not only in ATC, but also in ovarian cancer, carcinoid syndrome, myeloid leukemia and other potential indications."

About ZYBRESTAT (fosbretabulin tromethamine)

ZYBRESTAT has been evaluated in a Phase 2/3 study of patients with anaplastic thyroid cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

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Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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